Exhibit 10.14

NANOMETRICS INCORPORATED
NANCY EGAN EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is entered into as of October 31, 2011 by and between Nanometrics Incorporated (the “Company”) and Nancy Egan (“Executive”), effective as of October 31, 2011 the date hereof (the “Effective Date”).
WHEREAS, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) recognizes that the possibility of Executive's involuntary termination without Cause (as defined herein) or resignation for Good Reason (as defined herein), including in connection with a Change of Control (as defined herein), can result in significant distractions to the Executive;
WHEREAS, the Compensation Committee considers the continued service of Executive to be in the best interest of the Company and its stockholders and desires to assure the continued services of the Executive on behalf of the Company on an objective and impartial basis and without distraction or conflict of interest, and to provide the Executive with reasonable compensation and benefit arrangements upon Executive's involuntary termination without Cause or resignation for Good Reason, including in connection with a Change of Control;
NOW, THEREFORE, the parties hereby agree as follows:
1.Duties and Scope of Employment.
(a)Position and Duties. Executive will serve as Corporate General Counsel reporting to Company's President and Chief Executive Officer (the “CEO”). Executive will render such business and professional services in the performance of their duties, consistent with Executive's position within the Company, as will reasonably be assigned to by the CEO. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.
(b)Obligation. During the Employment Term, Executive will devote Executive's full business efforts and time to the Company and will use good faith efforts to discharge Executive's obligations under this Agreement to the best of Executive's ability and in accordance with each of the Company's corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the CEO. Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive's entering into, or performing services under, this Agreement.
2.At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment.
3.Compensation.
(a)Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $230,000.00 as compensation for services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholdings.
(b)Annual Incentive. Executive shall be eligible to participate in an annual Performance Bonus Plan (the “Performance Bonus”) which is set at forty percent (40%) of Base Salary if the Company meets its profitability operating plan. The actual earned cash incentive payable to Executive for any performance period will depend on extent to which applicable performance goals are achieved. Any bonus that actually is earned will be paid as soon as reasonably practicable after the date earned, but no later than sixty (60) days after the end of the fiscal quarter. Bonus payments will be subject to all applicable withholding taxes.
(c)Employee Benefits. During the Employment Term, Executive will be eligible to participate in all Company employee benefit plans, policies and arrangements that are applicable to other executive officers and employees of the Company, as such plans, policies and arrangements may exist from time to time and in accordance with their terms. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
4.Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

5.Termination of Employment. In the event Executive's employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination, (b) unpaid, but earned and accrued annual incentive for any completed fiscal year (or other performance period, as applicable) as of termination of employment, (c) pay for accrued but unused paid time off that the Company is legally obligated to pay Executive, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive, (e) unreimbursed business expenses required to be reimbursed to Executive, and (f) rights to indemnification Executive may have under the Company's Certificate of Incorporation, Bylaws or separate indemnification agreement, as applicable, and each as may be amended from time to time. In addition, if the termination by the Company is either without Cause or by the Executive with Good Reason as a result of a Change of Control, Executive will be entitled to the amounts specified in Section 6.
6.Severance.
(a)Termination Without Cause; Resignation for Good Reason as a Result of     Change of Control. If Executive's employment is terminated by the Company without Cause or Executive resigns for Good Reason, and such termination occurs within twelve (12) months of a Change of Control, then, subject to Sections 7, 8 and 10, Executive will receive (i) payment of Base Salary (as in effect immediately prior to such separation from employment) in a one-time lump sum payment; (ii) payment of an amount equal to one hundred percent (100%) of the most recent bonus actually received by Executive, in a one-time lump sum payment; (iii) subject to Executive timely electing to receive continuation coverage under Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), reimbursement for premiums paid (payable when such premiums are due) for continued health benefits for Executive (and any eligible dependents) under the Company's health plans until the earlier of (A) twelve (12) months following termination, (B) the date upon which Executive and Executive's eligible dependents become covered under any other health plans, and (C) the date upon which Executive and Executive's eligible dependents cease to be eligible for coverage under COBRA; and (iv) one hundred percent (100%) of the unvested shares subject to Executive's then outstanding, unvested equity awards will immediately vest and, if applicable, become exercisable (such equity awards, the “Exercisable Awards”); provided, that, if Executive is unable to exercise all or a portion of the Exercisable Awards during the applicable exercise period due to a contractual, legal or regulatory restriction that prohibits the exercise of the Company's equity awards, the exercise period of such Exercisable Award shall be automatically extended for an additional ninety (90) days following the termination of such contractual, legal or regulatory restriction. If Executive's separation is for Cause or s/he relinquishes their positions voluntarily without Good Reason, s/he shall be due no separation payment pursuant to this Section 6(a). Notwithstanding anything herein to the contrary, the maximum amount that Executive shall be entitled to receive pursuant to this Section 6(a)(i) and Section 6(a)(ii) shall be two (2) times Executive's then-current Base Salary.
(b)Voluntary Termination or Termination for Cause Other Than By Change     of Control. Except as provided in section 6(a) above, if Executive's employment is terminated voluntarily with or without Good Reason, including due to death or Disability, or is terminated with or without Cause by the Company, then, (i) all further vesting of Executive's outstanding equity awards will terminate in accordance with the provisions of the stock option plan; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately upon termination, and (iii) Executive will be eligible for severance benefits only in accordance with the Company's then established plans, programs and practices.
7.Conditions to Receipt of Severance; No Duty to Mitigate. The severance payments and benefits provided herein shall be conditioned on the following:
(a)The receipt of any severance or other benefits pursuant to this Employment Agreement will be subject to (i) Executive signing and not revoking a release of claims in a form acceptable to the Company; (ii) Executive's promptly resigning from all positions with the Company as requested; and (iii) Executive continuing to comply with the terms of any Confidential Information Agreement by which s/he is then bound. No severance or other benefits will be paid or provided until the release agreement becomes effective.
The requirement for a release in this Section 7(a) shall be construed in accordance with Section 409A, and Executive shall not have the ability to determine the timing of any payments under this Agreement that are subject to Section 409A (“409A Payments”) by virtue of the time the Executive executes and delivers the release. To the extent that Executive is required to execute and deliver a release to receive a 409A Payment and this Agreement provides for such 409A Payment to be provided prior to the 60th day following the Executive's “separation from service” pursuant to Section 409A (“Separation from Service”), such 409A Payment will be provided upon the 60th day following Executive's Separation from Service provided the release has been executed, delivered and effective prior to such time. To the extent that Executive is required to execute and deliver a release to receive a 409A Payment and this Agreement provides for such 409A Payment to be provided in accordance with Section 10, such 409A Payment will be provided as set forth in Section 10 provided the release has been executed, delivered and effective prior to such time. If a release is required for a 409A Payment and such release is not executed, delivered and effective by the date six (6) months after the Executive's Separation from Service if such 409A Payment is subject to the limitations set forth in Section 10 or the 60th day following Executive's Separation from Service if such 409A Payment is not subject to the limitations set forth in Section 10, such 409A Payment shall not be provided to the Executive to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Section 409A. To the extent that any payments or benefits under this Agreement are intended to be exempt from Section 409A as a short-term deferral pursuant to Treasury Regulations §1.409A-1(b)(4) (or any successor thereto) or otherwise and require Executive to provide a release to obtain such payments or benefits, any release required for such payment or benefit must be provided no later than March 11th of the calendar year following the calendar year of the Executive's Separation from Service.
(b)During the period of Executive's employment with the Company and the twelve (12) months following the termination of Executive's employment with the Company, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company or any officer, director or agent of the Company nor will the Company knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this Employment Agreement will be deemed to restrict Executive, the Company or any of the Company's current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.
(c)Executive acknowledges that the nature of the Company's business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the six (6) months following the termination of the Executive's employment with the Company, it would be very difficult for Executive not to rely on or use the Company's trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, Executive agrees and acknowledges that Executive's right to receive the separation payments set forth in Section 6 of this Employment Agreement shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company; provided, however, that nothing contained in this Section 7(c) shall be construed to prohibit Executive from purchasing and owning (directly or indirectly) up to two percent (2%) of the capital stock or other securities of any competitor corporation or other or other entity whose stock or securities are traded on any national or regional securities exchange or the national over-the-counter market and such ownership shall be excluded from the prohibition set forth in this Section 7(c). Upon any breach of this section, all severance payments pursuant to this Employment Agreement shall immediately cease.
(d)Until the date six (6) months after the termination of Executive's employment with the Company for any reason, Executive agrees and acknowledges that Executive's right to receive the separation payments set forth in Section 6 of this Employment Agreement shall be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.
8.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, the Executive's severance benefits under Section 6 will be either:
(a)delivered in full; or
(b)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code;
whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section will be made in writing by the independent public accountants who are primarily used by the Company immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. Any reduction in payments and/or benefits required by this Section 8 shall occur in the following order unless Executive elects in writing a different order prior to the date on which the event that triggers the severance payments and benefits due hereunder occurs: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive's equity awards unless Executive elects in writing a different order prior to the triggering event.
9.Definitions.
(a)Cause. For purposes of this Agreement, “Cause” means:    (i) Executive's willful gross misconduct; (ii) Executive's unjustifiable neglect of his duties (as determined in the good faith judgment of the Board); (iii) Executive's acting in any manner that has a direct, substantial and adverse effect on the Company or its reputation; (iv) Executive's repeated material failure or repeated refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable, is not cured to the reasonable satisfaction of the Board during the thirty (30) day period following written notice of such failure from the Company; (v) any tortuous act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) material harm to the Company's standing, condition or reputation; (vi) any material breach by Executive of the provisions of any confidential information agreement with the Company or other material improper disclosure of the Company's confidential or proprietary information; (vii) Executive's theft, dishonesty, or falsification of any Company records; (viii) Executive's being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability); or (ix) Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive's failure to waive attorney-client privilege relating to communications with Executive's own attorney in connection with an Investigation will not constitute “Cause.”
(b)Change in Control. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following: (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by, or 50% or more of the fair value of, the Company's then outstanding voting power represented by, or 50% or more of the fair value of, the Company's then outstanding voting securities; (ii) any action or event occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted in to voting securities of the surviving or resulting entity, including any parent holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving or resulting entity outstanding immediately after such merger or consolidation; or (iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company's assets.
(c)Disability. For purposes of this Agreement, “Disability” will mean Executive's absence from responsibilities with the Company on a full-time basis for 120 calendar days in any consecutive twelve (12) months period as a result of Executive's mental or physical illness or injury. The Board will determine whether a Disability exists based on evidence provided by one or more physicians selected by the Board
(d)Good Reason. For purposes of this Agreement, “Good Reason” for Executive to resign means Executive's resignation of employment within sixty (60) days after any of the following undertaken by the Company without Executive's written consent: (i) a material diminution in Executive's base compensation, (ii) a material diminution in Executive's authority, duties or responsibilities; or (iii) the relocation of Executive to a facility that is more than fifty (50) miles from Executive's current location. Notwithstanding the foregoing, Good Reason shall not exist based on conduct described above unless Executive provides the Board with written notice specifying the particulars of the conduct constituting Good Reason, and the conduct described has not been cured within fifteen (15) days following the receipt by the Board of such notice.
10.Section 409A. Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code (as defined herein) and any final regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive's separation from employment, then any severance payments payable pursuant to this Agreement and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive's separation from employment will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive's separation from employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six month anniversary of the date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive's death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.
To the extent that the severance payments under the Existing Agreement constitute deferred compensation under Section 409A, the change in payment form from installments to lump sum after a Change of Control set forth in Section 6 shall be effective only to the extent that the change in payment form does not subject the severance payments to additional tax imposed under Section 409A. To the extent that the severance payments under the Existing Agreement constitute deferred compensation under Section 409A and it is necessary to do so in order not to subject the severance payments to additional tax imposed under Section 409A, it is intended that the Company shall and the Company hereby agrees to use its best efforts to terminate and pay out on or within twelve (12) months following a Change of Control that constitutes a change of control event as defined in Treasury Regulations §1.409A-3(i)(5)(v) (or any successor thereto) (“409A Change of Control”) in accordance with Treasury Regulations §1.409A-3(j)(4)(ix) (or any successor thereto) all arrangements which constitute separation pay plans as described in Treasury Regulations §1 .409A-1(c)(2)(i)(D) (or any successor thereto) to facilitate the payment of the lump sum provided in Section 6 without subjecting the amount to additional tax imposed under Section 409A and payment in such lump sum shall be limited to situations constituting a 409A Change of Control.
11.Confidential Information. Executive shall execute the Company's standard Employee Patent & Confidential Information Agreement (the “Confidential Information Agreement”) at the commencement of employment hereunder.
12.Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.
13.Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Attn: Chairman of the Compensation/ Stock Option Committee
c/o Corporate Secretary
Nanometrics Incorporated
1550 Buckeye Drive
Milpitas, CA 95035

If to Executive

At the last residence address known by the Company

14.Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provisions.
15.Arbitration.
(a)General. In consideration of Executive's service to the Company, its' promise to arbitrate all employment related disputes and Executive's receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California laws. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.
(b)Procedure. Executive agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitration proceedings will allow for discovery according to the rules set forth in the JAMS Rules or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Executive and the Company agree that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the JAMS Rules conflict with the Rules, the Rules will take precedence. The Company and Executive agree that the arbitration proceedings will take place in San Jose, California.
(c)Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
(d)Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement or any other agreement regarding trade secrets, confidential information, non solicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.
(e)Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.
(f)Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and the Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive's right to a jury trial.
16.Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
17.Survival. The Confidential Information Agreement and the Company's and Executive's responsibilities under Section 7 will survive the termination of this Agreement.
18.Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
19.Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
20.Governing Law. This Agreement will be governed by the laws of the State of California without regard to its conflict of laws provisions.
21.Acknowledgment. Executive acknowledges that s/he has the opportunity to discuss this matter with and obtain advice from a private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
22.Conditions. This offer is conditioned upon Executive providing to Company references relating to Executive's employment in a form acceptable to the Company, and Company's satisfactory review of such references.
23.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original, and will constitute an effective, binding agreement on the part of each of the undersigned
24.Entire Agreement.    This Agreement, together with the Nanometrics Incorporated At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, the Option Plan and Option Agreement in affect for Executive, represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, without limitation, the Existing Agreement and any offer letters. No waiver, alteration or modification of this Agreement will be binding unless agreed to in a writing signed by duly authorized representatives of the parties hereto.

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IN WITNESS WHEREOF, each of the parties has executed this Employment Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY
NANOMETRICS INCORPORATED

/s/ Timothy Stultz                        Date: October 31, 2011
Timothy J. Stultz, Ph.D.
Chief Executive Officer

EXECUTIVE

/s/ Nancy Egan                        Date: October 31, 2011
Nancy Egan